Exhibit 99.1

                            Explanation of Responses

(2) Michael Graff's beneficial ownership is based on the direct and indirect beneficial ownership of these shares by Warburg Pincus Private Equity VIII, L.P. ("WPVIII") and Warburg Pincus International Partners, L.P. ("WPIP"). Prior to the LLC Distribution (as defined below), as reported by this Form 4, (i) WPVIII was the direct record owner of 2,211,332 shares of Polypore International, Inc. Common Stock ("Common Stock") and WPIP was the direct record owner of 2,211,332 shares of Common Stock and (ii) by virtue of their position as the two managing members of PP Holding, LLC, WPVIII and WPIP may each have been deemed to be the beneficial owner of an additional 20,884,264 shares of Common Stock.

On May 22, 2008, PP Holding, LLC distributed an aggregate of 10,442,132 shares of Common Stock to its members (the "LLC Distribution"), including 5,159,775 shares of Common Stock to each of WPVIII and WPIP as well as an aggregate of 122,582 shares of Common Stock to the remaining members, which distribution was made on a pro rata basis with no consideration being paid to PP Holding, LLC in connection therewith. Following the LLC Distribution, WPVIII and WPIP are each direct record holders of 7,371,107 shares of Common Stock and may each be deemed to be the beneficial owner of an additional 10,442,132 shares of Common Stock of which PP Holding, LLC is the direct record holder.

Mr. Graff is a general partner of Warburg, Pincus & Co., which is the manager of Warburg Pincus Partners LLC, which is the general partner of WPVIII and WPIP. Mr. Graff is also a managing director and member of Warburg Pincus LLC, which is the manager of WPVIII and WPIP. As such, Mr. Graff may be deemed to have an indirect pecuniary interest (within Rule 16a-1 of the Exchange Act) in an indeterminate portion of these shares beneficially owned by WPVIII and WPIP. Mr. Graff disclaims beneficial ownership of such shares except to the extent of any indirect pecuniary interest therein. Mr. Graff does not directly own any shares of common stock.